Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Proxy Statement/Prospectus constituting a part of this Registration Statement on Form S-4 of GTY Govtech, Inc. of our report dated November 21, 2018 relating to the balance sheet of Open Counter Enterprises, Inc. as of September 30, 2018, and the related statements of operations, changes in stockholders’ deficit and cash flows for the nine months ended September 30, 2018, and to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ WithumSmith+Brown, PC

Whippany, New Jersey
January 9, 2019